Exhibit 10.3

DIRECTOR AGREEMENT

This DIRECTOR AGREEMENT is dated as of January 28, 2019 (the “Agreement”) by and between Innovative Food Holdings, Inc., a Florida corporation (the “Company”), and the individual identified on the signature page hereto (the “Director”).

WHEREAS, the Company previously appointed the Director and desires to enter into an agreement with the Director with respect to such appointment;

WHEREAS, the Director accepted such appointment and desires to enter into an agreement with the Company with respect to such appointment.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1.     Position. Subject to the terms and provisions of this Agreement, the Company shall cause the Director to be appointed, and the Director hereby agrees to serve the Company in such position upon the terms and conditions hereinafter set forth, provided, however, that the Director’s continued service on the Board of Directors of the Company (the “Board”) after the initial one-year term on the Board shall be subject to any necessary approval by the Company’s stockholders. This Agreement shall not derogate from a Director’s rights and benefits under any other agreement, including any employment agreement, with the Company.

2.     Duties.

(a)     During the Directorship Term (as defined herein), the Director make reasonable business efforts to attend all Board meetings and quarterly pre-scheduled Board and Management conference calls, serve on appropriate subcommittees as reasonably requested and agreed upon by the Board, make himself available to the Company at mutually convenient times and places, attend external meetings and presentations when agreed on in advance, as appropriate and convenient, and perform such duties, services and responsibilities, and have the authority commensurate to such position.

(b)     The Director will use his best efforts to promote the interests of the Company. The Company recognizes that the Director (i) is or may become a full-time executive employee of another entity and that his responsibilities to such entity must have priority and (ii) sits or may sit on the board of directors of other entities, subject to any limitations set forth by the Sarbanes-Oxley Act of 2002 and limitations provided by any exchange or quotation service on which the Company’s common stock is listed or traded. Notwithstanding the same, the Director will provide the Company with prior written notice of any future commitments to such entities and use reasonable business efforts to coordinate his respective commitments so as to fulfill his obligations to the Company and, in any event, will fulfill his legal obligations as a Director. Other than as set forth above, the Director will not, without the prior notification to the Board, engage in any other business activity which could materially interfere with the performance of his duties, services and responsibilities hereunder or which is in violation of the reasonable policies established from time to time by the Company, provided that the foregoing shall in no way limit his activities on behalf of (i) any current employer and its affiliates or (ii) the board of directors of any entities on which he currently sits. At such time as the Board receives such notification, the Board may require the resignation of the Director if it determines that such business activity does in fact materially interfere with the performance of the Director’s duties, services and responsibilities hereunder.

3.     Compensation.

(a)     Cash Retainer. The Company shall immediately pay Director an initial cash retainer of forty-five thousand dollars ($45,000) (the “Initial Compensation”). Commencing on January 1, 2019 the Company shall pay the Director thirty thousand dollars ($30,000.00) per calendar year during Director’s period of Service (“Retainer”), payable in quarterly installments in arrears. Only Independent Directors, as defined in Section 6(b) below, shall receive any benefits under this Section.

(b)     Stock. Upon the execution of this agreement, the Director shall receive $45,000 worth of restricted common stock of the Company issued at the fair market value on the date this agreement is executed and effective (the “Initial Stock Grant”). Commencing on January 1, 2019 and every calendar year thereafter, the Company shall issue to the Director $30,000 worth of restricted shares of the Company’s common stock, pursuant and subject to the Company’s 2011 Stock Option Plan. The shares shall vest in equal amounts quarterly over a three (3) year period. If the Director ceases to be a director of the Company before such vesting period is over any unvested shares shall be cancelled and returned to the treasury. Only Independent Directors shall receive any benefits under this Section

(c)     Options. Commencing on January 1, 2019 as compensation for 2019-2021, the Company shall grant the Director options to purchase shares of the Company’s common stock, pursuant and subject to the Company’s 2011 Stock Option Plan as set forth on the following table:

Price per Option	Number of Options	Vesting	Expires
$0.62	90,000	Quarterly over 3 years	5 years from date they are granted
$0.85	135,000
$1.20	225,000

All options granted hereunder shall be exercisable for five (5) years from the date they are granted. The options shall vest ratably every calendar quarter over three (3) years from the date they are granted. Notwithstanding the foregoing, if the Director ceases to be a member of Board at any time during the vesting period for any reason (such as resignation, withdrawal, death, disability or any other reason) except for a removal for cause, then half of any unvested options shall immediately vest and the other half of the unvested options shall be irrefutably forfeited. Furthermore, the Director agrees that the shares acquired upon exercise of an option shall be subject to any “lock up” agreement required to be signed by the Company’s officers in connection with any financing. Upon a removal for cause any unvested options shall be irrevocably forfeited.

(d)     Independent Contractor. The Director’s status during the Directorship Term shall be that of an independent contractor and not, for any purpose, that of an employee or agent with authority to bind the Company in any respect. All payments and other consideration made or provided to the Director under this Section 3 shall be made or provided without withholding or deduction of any kind, and the Director shall assume sole responsibility for discharging all tax or other obligations associated therewith.

(e)     Expense Reimbursements. During the Directorship Term, the Company shall reimburse the Director for all reasonable out-of-pocket expenses incurred by the Director in attending any in-person meetings, provided that the Director complies with the generally applicable policies, practices and procedures of the Company for submission of expense reports, receipts or similar documentation of such expenses. Any reimbursements for allocated expenses (as compared to out-of-pocket expenses of the Director in excess of $500.00) must be approved in advance by the Company.

4.     Directorship Term. The “Directorship Term,” as used in this Agreement, shall mean the period commencing on the date the Director first became appointed to the Board and terminating on the earlier of the date of the next annual stockholders meeting and the earliest of the following to occur: (a) the death of the Director; (b) the termination of the Director from his membership on the Board by the mutual agreement of the Company and the Director; (c) the removal of the Director from the Board by the majority stockholders of the Company; and (d) the resignation by the Director from the Board.

5.     Director’s Representation and Acknowledgment. The Director represents to the Company that his execution and performance of this Agreement shall not be in violation of any agreement or obligation (whether or not written) that he may have with or to any person or entity, including without limitation, any prior or current employer. The Director hereby acknowledges and agrees that this Agreement (and any other agreement or obligation referred to herein) shall be an obligation solely of the Company, and the Director shall have no recourse whatsoever against any stockholder of the Company or any of their respective affiliates with regard to this Agreement.

6.     Director Covenants.

(a)     Unauthorized Disclosure. An Independent Director agrees and understands that in the Independent Director’s position with the Company, the Independent Director has been and will be exposed to and receive information relating to the confidential affairs of the Company, including, but not limited to, technical information, business and marketing plans, strategies, customer information, other information concerning the Company’s products, promotions, development, financing, expansion plans, business policies and practices, and other forms of information considered by the Company to be confidential and in the nature of trade secrets. The Independent Director agrees that during the Directorship Term and thereafter, the Independent Director will keep such information confidential and will not disclose such information, either directly or indirectly, to any third person or entity without the prior written consent of the Company; provided, however, that (i) the Independent Director shall have no such obligation to the extent such information is or becomes publicly known or generally known in the Company’s industry other than as a result of the Independent Director’s breach of his obligations hereunder and (ii) the Independent Director may, after giving prior notice to the Company to the extent practicable under the circumstances, disclose such information to the extent required by applicable laws or governmental regulations or judicial or regulatory process. This confidentiality covenant has no temporal, geographical or territorial restriction. Upon termination of the Directorship Term, the Independent Director will promptly return to the Company and/or destroy at the Company’s direction all property, keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data, other product or document, and any summary or compilation of the foregoing, in whatever form, including, without limitation, in electronic form, which has been produced by, received by or otherwise submitted to the Independent Director in the course or otherwise as a result of the Independent Director’s position with the Company during or prior to the Directorship Term, provided that the Company shall retain such materials and make them available to the Independent Director if requested by him in connection with any litigation against the Independent Director under circumstances in which (i) the Independent Director demonstrates to the reasonable satisfaction of the Company that the materials are necessary to his defense in the litigation and (ii) the confidentiality of the materials is preserved to the reasonable satisfaction of the Company.

(b)     Non-Solicitation. During the Directorship Term and for a period of three (3) years thereafter, an Independent Director shall not interfere with the Company’s relationship with, or endeavor to entice away from the Company, any person who, on the date of the termination of the Directorship Term and/or at any time during the one year period prior to the termination of the Directorship Term, was an employee or customer of the Company or otherwise had a material business relationship with the Company. “Independent Director” shall mean a Director who is not an employee of the Company.

(c)     Non-Compete. An Independent Director agrees that during the Directorship Term and for a period of two (2) years thereafter, he shall not in any manner, directly or indirectly, through any person, firm or corporation, alone or as a member of a partnership or as an officer, director, stockholder, investor or employee of or consultant to any other corporation or enterprise; engage in the business of developing, marketing, selling or supporting technology to or for businesses in which the Company engages in or in which the Company has an actual intention, as evidenced by the Company's written business plans, to engage in, within any geographic area in which the Company is then conducting such business. Nothing in this Section 6 shall prohibit an Independent Director from being (i) a stockholder in a mutual fund or a diversified investment company or (ii) a passive owner of not more than three percent of the outstanding stock of any class of securities of a corporation, which are publicly traded, so long as the Independent Director has no active participation in the business of such corporation.

(d)     Insider Trading Guidelines. Director agrees to execute the Company’s Insider Trading Guidelines in the form attached hereto.

(e)     Remedies. The Director agrees that any breach of the terms of this Section 6 would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law; the Director therefore also agrees that in the event of said breach or any threat of breach, the Company shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Director and/or any and all entities acting for and/or with the Director, without having to prove damages or paying a bond, in addition to any other remedies to which the Company may be entitled at law or in equity. The terms of this paragraph shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including, but not limited to, the recovery of damages from the Director. The Director acknowledges that the Company would not have entered into this Agreement had the Director not agreed to the provisions of this Section 6.

(f)     The provisions of this Section 6 shall survive any termination of the Directorship Term, and the existence of any claim or cause of action by the Director against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and agreements of this Section 6.

7.     Indemnification. The Company agrees to indemnify the Director for his activities as a member of the Board to the fullest extent permitted under applicable law and shall use its best efforts to maintain Directors and Officers Insurance benefitting the Board. The Company will use is best efforts to obtain a $10,000,000 D&O Policy to cover the actions of the Board.

8.     Non-Waiver of Rights. The failure to enforce at any time the provisions of this Agreement or to require at any time performance by the other party hereto of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement or any part hereof, or the right of either party hereto to enforce each and every provision in accordance with its terms. No waiver by either party hereto of any breach by the other party hereto of any provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions at that time or at any prior or subsequent time.

9.     Notices. Every notice relating to this Agreement shall be in writing and shall be given by personal delivery or by registered or certified mail, postage prepaid, return receipt requested; to:

If to the Company:

28411 Race Track Road

Bonita Springs, FL 34135

Attn: CEO

Fax: 866-3436491

If to the Director:

To the address set forth on the signature page.

Either of the parties hereto may change their address for purposes of notice hereunder by giving notice in writing to such other party pursuant to this Section 9.

10.     Binding Effect/Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, personal representatives,

estates, successors (including, without limitation, by way of merger) and assigns. Notwithstanding the provisions of the immediately preceding sentence, neither the Director nor the Company shall assign all or any portion of this Agreement without the prior written consent of the other party.

11.     Entire Agreement. This Agreement (together with the other agreements referred to herein) sets forth the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, written or oral, between them as to such subject matter, except that any conflict between this Agreement and any other agreement to which a Director and the Company are parties shall be resolved to the benefit of the Director.

12.     Severability. If any provision of this Agreement, or any application thereof to any circumstances, is invalid, in whole or in part, such provision or application shall to that extent be severable and shall not affect other provisions or applications of this Agreement.

13.     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without reference to the principles of conflict of laws. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any court in New York County, New York and the parties hereto hereby consent to the jurisdiction of such courts in any such action or proceeding; provided, however, that neither party shall commence any such action or proceeding unless prior thereto the parties have in good faith attempted to resolve the claim, dispute or cause of action which is the subject of such action or proceeding through mediation by an independent third party.

14.     Legal Fees. The parties hereto agree that the non-prevailing party in any dispute, claim, action or proceeding between the parties hereto arising out of or relating to the terms and conditions of this Agreement or any provision thereof (a “Dispute”), shall reimburse the prevailing party for reasonable attorney’s fees and expenses incurred by the prevailing party in connection with such Dispute; provided, however, that the Director shall only be required to reimburse the Company for its fees and expenses incurred in connection with a Dispute if the Director’s position in such Dispute was found by the court, arbitrator or other person or entity presiding over such Dispute to be frivolous or advanced not in good faith.

15.     Modifications. Neither this Agreement nor any provision hereof may be modified, altered, amended or waived except by an instrument in writing duly signed by the party to be charged.

16.     Tense and Headings. Whenever any words used herein are in the singular form, they shall be construed as though they were also used in the plural form in all cases where they would so apply. The headings contained herein are solely for the purposes of reference, are not part of this Agreement and shall not in any way affect the meaning or interpretation of this Agreement.

17.     Mutual Non-Disparagement. From the date of this Agreement and for three years after the Director ceases to be a director of the Company, Director and the Company mutually agree to forbear from making, causing to be made, publishing, ratifying or endorsing any and all disparaging remarks, derogatory statements or comments made to any party with respect to either of them. Further, the parties hereto agree to forbear from making any public or non-confidential statement with respect to the any claim or complain against either party without the mutual consent of each of them, to be given in advance of any such statement.

18.     Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the Company has caused this Director Agreement to be executed by authority of its Board of Directors, and the Director has hereunto set his hand, on the day and year first above written.

INNOVATIVE FOOD HOLDINGS, INC.

By:

Name:

Title:

Director Signature

Director Address

Initial if the Director is an Independent Director